UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 4, 2009

Plantation Lifecare Developers, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	000-53625	16-1614060
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

7325 Oswego Road, Liverpool, NY 13090
(Address of Principal Executive Office) (Zip Code)

315-451-4889
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 4, 2009 Ray Willenberg, Jr. was appointed by the Board of Directors to serve as a Director. The Board also appointed Mr. Willenberg as the Secretary of the Company.

Set forth below is certain biographical information regarding the new Director and Officer:

Ray Willenberg, Jr.:  Director and Secretary of the Company.

Mr. Willenberg currently serves as Chairman of the Board of Directors and Executive Vice President of Rim Semiconductor, a fab less semiconductor company, which he founded in 1999.  Rim Semiconductor has developed a new DSL-based broad band access protocol, the Internet Protocol Subscriber Line (IPSL) which offers higher speeds and reach that enable service providers to use their existing equipment.  He served as President, CEO and Chairman for the Board of Rim Semiconductor from April 1997 to March 2002.  He was elected a director in October 1996.  Mr. Willenberg joined Rim Semiconductor as Vice President and corporate Secretary in 1996.

Mr. Willenberg is currently President of LIT Consulting, Inc which advises and consults with public and private companies on financing, mergers, acquisitions and public awareness.

IDO Security, Inc. announced the addition of Ray Willenberg, Jr. to its Board of Directors on August 3, 2009.  IDO Security, Inc., headquartered in New York with a subsidiary in Israel, develops and markets the patented and UL-certified MagShoe ™  “shoes on” weapons metal detection system that extends screening to the lower body and feet.

He was the Founder and CEO of Mesa Mortgage Company of Southern California from 1972 through 1995, financing single and multi-family homes as a mortgage banker.

Mr. Willenberg also founded The Survivors Rehabilitation Foundation (SRF) in 1985 where he is currently Chairman and President.  SRF provides scholarships to survivors of traumatic brain injury in the San Diego, CA area to continue with the rehabilitation necessary to reach their fullest potential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Plantation Lifecare Developers, Inc.

Date: August 5, 2009	By:	/s/ Joseph C. Passalaqua
Joseph C. Passalaqua
President